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                                                                   EXHIBIT 10.14


                                LETTER AGREEMENT


        This Agreement, dated as of June 21, 1999, by and between WOMEN FIRST HEALTHCARE, INC., a Delaware corporation ("WFHC"), and LABORATOIRES FOURNIER S.A., a French corporation ("Fournier").

        1. Distribution and License Agreement. WFHC and Fournier agree to negotiate in good faith the final terms of and enter into a Distribution and License Agreement (the "Definitive Agreement") under which Fournier will grant to WFHC an exclusive right (subject to certain exceptions) to market, use, distribute and sell Product (as defined below) in the United States (including its territories and possessions and Puerto Rico) (the "Territory") for a period of seven years. "Product" means the Esclim(TM) estrogen transdermal system consisting of a twice weekly patch in various strengths as currently approved by the United States Food and Drug Administration ("FDA"), together with any new dosages and a seven-day Esclim(TM) patch (if approved by the FDA), but excluding any combination transdermal system. Under the Definitive Agreement, Fournier will grant an exclusive license to WFHC to use the trademark Esclim(TM) in connection with the Product in the Territory. The Definitive Agreement will contain representations, warranties, covenants and indemnities of WFHC and Fournier customary in a transaction of this type. The Definitive Agreement may be terminated (among other reasons) upon a "change of control" of the other party; by Fournier if WFHC does not raise $15 million by December 31, 1999; or by WFHC if Product meeting its initial purchase order is not delivered as provided therein.

        2. Fees and Royalties Payable by WFHC. The Definitive Agreement will provide that WFHC will pay Fournier a non-refundable license fee of $1.45 million payable over a two-year period and, in the case of $700,000 of such fee, subject to certain sales objectives


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being reached. In addition, the Definitive Agreement will provide that WFHC will pay Fournier a royalty quarterly during the term of the Definitive Agreement based upon the net sales of Product in amounts to be established in the Definitive Agreement.

        3. Responsibilities of the Parties. The Definitive Agreement will provide that Fournier will be solely responsible for the manufacture of the Product and for quality assurance, quality control and other aspects of manufacturing the Product, except that after payment of certain license fees, Fournier will transfer to WFHC responsibility for the New Drug Application ("NDA") filed with the FDA with respect to the Product. WFHC will be solely responsible for U.S. Customs clearance, sales, marketing, advertising, distribution of the Product and for handling Product complaints and certain other regulatory matters in the Territory.

        4. Exclusive Dealing. WFHC and Fournier agree that for a period of 30 days from the date of this Letter Agreement, they will each negotiate only with the other party regarding a distribution and license arrangement for the Product in the Territory, and neither party will directly or indirectly solicit, encourage, assist, initiate discussions with or enter into any agreement with a third party regarding the distribution or license of the Product (or any similar product) in the United States.

        5. Publicity. Fournier understands and agrees that the terms of this Letter Agreement may be disclosed by WFHC in a registration statement filed with the Securities and Exchange Commission relating to WFHC's initial public offering and, if so required, the Letter Agreement may be filed as an exhibit to the registration statement. Any other public disclosure, press release or other public statement regarding this Letter Agreement must be agreed to in advance by both parties.


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        6. Liquidated Damages. In consideration of Fournier's agreements contained herein, and in the event that following good faith negotiation between the parties the Definitive Agreement is not entered into within 30 days of the date of this Letter Agreement (unless extended by Fournier), as liquidated damages and in lieu of any other costs or claims, WFHC will pay to Fournier $250,000 plus an amount equal to actual direct manufacturing costs of the Product incurred by Fournier (or its designee) from the date of the execution of this Letter Agreement in anticipation of a Definitive Agreement. In such event, the parties' obligations under this Letter Agreement will be terminated.

        7. Binding Effect. This Letter Agreement sets forth legally binding obligations upon the parties and is intended by the parties to obligate them to negotiate in good faith the final terms of a Definitive Agreement. In addition, the parties intend that the provisions relating to exclusive dealing, publicity and liquidated damages are fully binding upon the parties. The parties understand that time is of the essence and agree to use their best efforts to execute the Definitive Agreement within thirty days.

        8. Applicable Law; Arbitration. This Letter Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to such state's conflicts of laws principles. Any disputes arising under this Letter Agreement which cannot be resolved by the parties shall be finally resolved by binding arbitration in New York, New York under the Rules of the American Arbitration Association in an arbitration conducted by one arbitrator appointed and acting in accordance with such rules.


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        IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first set above.


LABORATOIRES FOURNIER S.A.                  WOMEN FIRST HEALTHCARE, INC.,
a French corporation                        a Delaware corporation



By: /s/_____________________________        By: /s/_____________________________

Title:_____________________________         Title:______________________________



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